UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 4, 2012
MEDIA GENERAL, INC.
(Exact name of registrant as specified in its charter)
Commonwealth of Virginia	1-6383	54-0850433
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
333 E. Franklin St., Richmond, VA		23219
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(804) 649-6000
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 4, 2012, Media General, Inc. (the Company) and NBCUniversal Media, LLC (NBC) executed a new affiliation agreement.  The agreement covers the following stations:  WCBD – Charleston, South Carolina, WSLS – Roanoke, Virginia, WSAV – Savannah, Georgia, WFLA – Tampa, Florida, WJAR – Providence, Rhode Island, WNCN – Raleigh, North Carolina, WCMH – Columbus, Ohio and WVTM – Birmingham, Alabama.  The terms of the agreement are retroactive to January 1, 2012 and expire on December 31, 2015.  Under the agreement, NBC provides programming in the given markets consistent with current practices and subject to certain local preemptions in addition to those mandated by FCC rules and regulations.  Under the agreement, the Company makes certain cash payments to NBC for inventory management, NBC News Channel, distribution, Olympics and NFL programming, consistent with the past agreements.  In addition, the agreement requires the Company’s NBC affiliates to pay a variable fee, quarterly, which is dependent on each station’s cable and satellite monthly retransmission revenue.

As indicated above, the terms of the agreement, including the referenced quarterly fee, are retroactive to January 1, 2012.  The Company has accrued an estimated amount for this fee each month of 2012.  As of September 23, 2012, the end of the third quarter, the accrued payable approximated $9 million.  The Company anticipates paying approximately $11 million to NBC for 2012, based on the agreement. The amounts payable in future years will be dependent on future subscriber counts and the amount of retransmission revenues received by the Company. The Company currently estimates that the minimum payment amount will increase by approximately $8-10 million per year over the term of the agreement, although the rate of increase could be higher or lower depending on future subscriber counts and retransmission revenues. The Company agreed to increasing minimum payments, in part, because it expects to garner increased retransmission revenues from agreements it already has signed or expects to renew in the coming years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIA GENERAL, INC. (Registrant)

Date December 10, 2012
/s/ James F. Woodward
James F. Woodward Vice President - Finance and Chief Financial Officer